Exhibit 99.1

Array BioPharma Reports Financial Results For The Fourth Quarter And Full Year Of Fiscal 2016

– Binimetinib / NRAS-mutant melanoma New Drug Application (NDA) filed -

– COLUMBUS top-line results for BRAF-mutant melanoma expected in the third quarter of 2016 -

– BEACON CRC global Phase 3 trial initiated in BRAF-mutant colorectal cancer -

– Phase 1/2 immuno-oncology trial of CSF-1R inhibitor, ARRY-382, initiated in combination with PD-1 inhibitor, pembrolizumab, in solid tumors -

– Presentation of ARRY-797 Phase 2 trial results for genetic cardiovascular disease at European Society of Cardiology meeting on August 30, 2016 -

BOULDER, Colo., Aug. 4, 2016 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule cancer therapies, today reported results for its fiscal fourth quarter and full year ended June 30, 2016 and provided an update on the progress of its key clinical development programs.

"The recent filing of an NDA for binimetinib in NRAS-mutant melanoma represents an important milestone for Array," said Ron Squarer, Array's Chief Executive Officer. "We also look forward to announcing top-line results from our Phase 3 COLUMBUS trial in BRAF-mutant melanoma in the third quarter of 2016 and to advancing both the Phase 3 BEACON CRC trial in BRAF-mutant colorectal cancer and a new immuno-oncology Phase 1/2 trial of a CSF-1R inhibitor combined with a PD-1 inhibitor."

KEY PIPELINE UPDATES

Binimetinib (MEK162) and encorafenib (LGX818)

Novartis continues to substantially fund all ongoing trials with binimetinib and encorafenib that were active or planned as of the close of the Novartis Agreements in 2015, including the NEMO and COLUMBUS Phase 3 trials. Reimbursement revenue from Novartis was approximately $107.3 million for the previous 12 months, of which $33.4 million was recorded over the past quarter.

NEMO: Global Phase 3 trial of binimetinib versus dacarbazine in NRAS-mutant melanoma patients

Array submitted an NDA for binimetinib to the Food and Drug Administration (FDA) at the end of June 2016. Array is planning for an Oncologic Drugs Advisory Committee (ODAC) meeting as part of the regulatory review process. Array is also currently preparing for an Application Orientation Meeting (AOM) with the FDA in September 2016, which we expect will include a discussion of the NDA package including clinical risk / benefit.

Results from the NEMO trial were presented at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting. The study met its primary endpoint of improving progression-free survival (PFS) compared with dacarbazine treatment. The median PFS on the binimetinib arm was 2.8 months versus 1.5 months on the dacarbazine arm; hazard ratio (HR) 0.62, [95% CI 0.47-0.80], p<0.001. In the pre-specified subset of patients who received prior treatment with immunotherapy, including ipilimumab, nivolumab or pembrolizumab, patients who received binimetinib experienced 5.5 months of median PFS (95% CI, 2.8–7.6), compared with 1.6 months for those receiving treatment with dacarbazine (95% CI, 1.5–2.8). While the results in the pre-specified sub-group of patients who had received prior treatment with immunotherapy are of interest, interpretation beyond overall consistency with the primary result should be made with care. Array anticipates that the primary consideration for marketing approval will be the results for the primary endpoint of the trial.

In addition to improving PFS, binimetinib also demonstrated significant improvement in overall response rate (ORR) and disease control rate (DCR). While there was no statistically significant difference demonstrated in overall survival, the median overall survival (mOS) favored the binimetinib arm.

  Confirmed ORR was 15 percent (95% CI, 11-20 percent) in patients receiving binimetinib vs. 7 percent (95% CI, 3-13 percent) in patients receiving dacarbazine.
  DCR for patients receiving binimetinib was 58 percent (95% CI, 52-64 percent) vs. 25 percent (95% CI, 18-33 percent) for patients receiving dacarbazine.
  mOS was estimated at 11.0 months in patients receiving binimetinib vs. 10.1 months for patients treated with dacarbazine [(HR) = 1.0 (95% CI 0.75-1.33), p=0.499].

Under the NEMO protocol, and in accordance with accepted statistical practice, the subgroup analyses of overall survival (OS) are formally conducted only if the key secondary endpoint of OS reached statistical significance.

Binimetinib was generally well-tolerated and the adverse events (AEs) reported were consistent with previous results in NRAS-mutant melanoma patients. Grade 3/4 AEs reported in greater than or equal to 5 percent of patients receiving binimetinib included increased creatine phosphokinase (CPK) and hypertension.

Activating NRAS mutations are present in up to 20 percent of patients with metastatic melanoma, and are a poor prognostic indicator for these patients. Treatment options for this population remain limited beyond immunotherapy, and these patients face poor clinical outcomes and high mortality.

COLUMBUS: Global Phase 3 trial of binimetinib plus encorafenib versus vemurafenib in BRAF-mutant melanoma patients

Array expects COLUMBUS top-line results during the third quarter of 2016.

Activating BRAF mutations are present in approximately 50 percent of patients with metastatic melanoma. In two separate Phase 1/2 trials in this patient population, binimetinib plus encorafenib demonstrated encouraging clinical activity and an attractive tolerability profile, including low incidence of pyrexia and little to no incidence of rash or photosensitivity. Patients treated in two Phase 3 trials of dabrafenib plus trametinib (COMBI-d and COMBI-v) experienced greater than 50 percent incidence of pyrexia (fever), while in a large, randomized trial of vemurafenib and cobimetinib (coBRIM) nearly 50 percent of patients experienced photosensitivity reactions. Of the patients who experienced pyrexia on COMBI-d and COMBI-v, one-half reported three or more events, and at least half required dose modifications, including interruptions, reductions or discontinuation as a result of their pyrexia. Of the patients who experienced photosensitivity on coBRIM, the median duration of photosensitivity was three months, with some patients experiencing durations as long as 14 months. Only 63 percent of patients on coBRIM with photosensitivity reactions experienced resolution while on study.

BEACON CRC: Global Phase 3 trial of binimetinib, encorafenib and Erbitux® (cetuximab) versus Erbitux in BRAF-mutant colorectal cancer (CRC) patients

During the 2016 ASCO Annual Meeting, Array, Pierre Fabre, and Merck KGaA, Darmstadt, Germany, jointly announced the initiation of BEACON CRC (Binimetinib, Encorafenib And Cetuximab Combined to treat BRAF-mutant ColoRectal Cancer), a pivotal Phase 3 global clinical trial, assessing the efficacy of binimetinib, encorafenib and Erbitux compared to Erbitux and irinotecan-based therapy in patients with BRAF-mutant CRC.

BEACON CRC is a randomized, open-label, global study evaluating the efficacy and safety of binimetinib, encorafenib and Erbitux in patients with BRAF-mutant metastatic CRC who have previously received first-or second-line systemic therapy. The study includes a safety lead-in with approximately 30 patients. With appropriate results from the lead-in, approximately 615 patients are expected to be randomized 1:1:1 to receive triplet therapy (binimetinib, encorafenib and Erbitux), doublet therapy (encorafenib and Erbitux) or the control arm (irinotecan-based therapy and Erbitux).

The primary endpoint of the trial is OS of the triplet therapy compared to the control arm. Secondary endpoints address efficacy of the doublet therapy compared to the control arm, and the triplet therapy compared to the doublet therapy. Other secondary endpoints include PFS, objective ORR, duration of response, safety and tolerability. Health related quality of life data will also be assessed.

Array will act as the global sponsor of the study. Pierre Fabre licensed commercial rights to binimetinib and encorafenib for Europe and other global markets from Array in December 2015. As part of this collaboration, Pierre Fabre has elected to co-fund 40 percent of the cost of the BEACON CRC trial. Merck KGaA, Darmstadt, Germany, is the owner of Erbitux outside of the United States and Canada, and will supply Erbitux to all trial sites in those geographies as part of the collaboration. If successful, the results would support regulatory submissions for all three parties.

Array also announced updated results from a Phase 2 study of the combination of encorafenib and cetuximab, with or without alpelisib, a selective PI3K alpha inhibitor, in patients with advanced BRAF-mutant CRC at the 2016 ASCO meeting. Data from this study suggest that mOS for these patients may exceed one year, which is more than double several historical published benchmarks for this population.

In the Phase 2 study, 102 patients with BRAF-mutant CRC who had progressed after one or more prior therapies were randomized to receive the doublet regimen of encorafenib and cetuximab (ENCO 200 mg PO QD and CETUX per label; n=50) or the triplet regimen of encorafenib, cetuximab and alpelisib (ENCO, CETUX and ALP 300 mg PO QD; n=52). The Phase 2 analysis for these treatment regimens demonstrated promising clinical activity in patients:

  Median OS was 12.4 and 13.1 months for the doublet and alpelisib-containing triplet regimens, respectively.
  Median PFS was 4.2 and 5.4 months for the doublet and alpelisib-containing triplet regimens, respectively.
  ORR was 22 percent and 27 percent for the doublet and alpelisib-containing triplet regimens, respectively.
  Grade 3 or 4 AEs occurring in greater than 10 percent of patients included anemia, hyperglycemia and increased lipase.

Several historical published median PFS and median OS results after first-line treatment range from 1.8 to 2.5 months and four to six months, respectively, and published ORR from various studies in this population range between six percent to eight percent. As alpelisib added toxicity with only marginal additional activity, the BEACON CRC trial utilizes binimetinib, a MEK inhibitor, in the triplet arm.

Colorectal cancer is the third most common cancer among men and women in the United States, with more than 134,000 new cases and nearly 50,000 deaths from the disease projected in 2016. In the United States, BRAF mutations occur in 8 to 15 percent of patients with colorectal cancer and represent a poor prognosis for these patients.

ARRY-382

Phase 1/2 dose escalation study initiated with ARRY-382, a colony-stimulating factor-1 receptor (CSF-1R) inhibitor, in combination with pembrolizumab, a PD-1 antibody, for the treatment of patients with advanced solid tumors

In July 2016, Array initiated a Phase 1/2 dose escalation immuno-oncology trial of ARRY-382 in combination with pembrolizumab (Keytruda®), a Programmed Cell Death Receptor 1 (PD-1) antibody, in patients with advanced solid tumors. ARRY-382 is a wholly-owned, potent, highly selective, small-molecule inhibitor of CSF-1R kinase activity.

The study will enroll up to 18 patients with selected advanced solid tumors to determine the maximum tolerated dose and/or recommended Phase 2 dose of the combination. In addition, the safety profile, pharmacodynamic effects, and preliminary assessment of activity of the combination will be assessed. With appropriate results, Array has the option to advance the combination into expansion cohorts of patients with metastatic melanoma or advanced non-small cell lung cancer (NSCLC).

Results from a prior Phase 1 study designed to assess the safety, pharmacokinetics and pharmacodynamics of ARRY-382 for treating patients with cancer have been presented and a dose and schedule that demonstrates target engagement based on multiple pharmacodynamic biomarkers was identified for further study.

With this new combination study, Array is strengthening its position in the immuno-oncology field. Earlier this year, Array initiated an immuno-oncology research collaboration with the Dana-Farber Cancer Institute that Array believes has broad potential applicability to its drug discovery efforts.

ARRY-797 (ARRY-371797)

Phase 2 trial ongoing in patients with LMNA A/C-related dilated cardiomyopathy (DCM)

Array is conducting a 12-patient Phase 2 study to evaluate the effectiveness and safety of ARRY-797 in patients with LMNA A/C-related DCM, a serious, genetic cardiovascular disease. Results will be presented at the European Society of Cardiology on August 30, 2016. By age 45, approximately 70 percent of patients with LMNA A/C-related DCM will have died; suffered a major cardiac event; or will have undergone a heart transplant. Array has presented a qualitative summary of the Phase 2 study. The primary endpoint of the study is mean change in the six-minute walk test (6MWT) at 12 weeks relative to the baseline. ARRY-797 exceeded benchmarks set by a number of recently-approved drugs for rare diseases on the basis of the 6MWT as a primary endpoint. Secondary endpoints in the ARRY-797 trial, including changes in N-Terminal pro-Brain-derived Natriuretic Peptide (NT-proBNP, a serum biomarker of heart failure severity), and patient reported outcomes, are directionally consistent with the primary endpoint. Data for patients followed over a 48-week period suggest a durable effect. Taken together, the data to date suggest a path forward for this program, and Array has met with regulators to discuss the design of a study that could be the basis for marketing approval.

Selumetinib (partnered with AstraZeneca)

Registration trials advancing in NSCLC (SELECT-1), thyroid cancer (ASTRA) and neurofibromatosis type 1

AstraZeneca expects top-line results from SELECT-1 in the second half of 2016 and projects a regulatory filing of selumetinib in NSCLC in the first half of 2017. AstraZeneca continues to advance selumetinib in three registration trials: SELECT-1 in patients with KRAS-mutant non-small cell lung cancer (NSCLC); a registration trial in patients with neurofibromatosis type 1; and ASTRA in patients with differentiated thyroid cancer.

SELECT-1 is a 500-patient randomized, double-blind, placebo-controlled study that was designed to evaluate the safety and efficacy of selumetinib plus docetaxel as a second-line therapy in locally advanced or metastatic KRAS-mutant NSCLC. KRAS mutations are among the most common mutations in NSCLC, present in approximately 25 percent of these patients. The study is designed to evaluate PFS as the primary endpoint, and a key secondary endpoint is OS. AstraZeneca's decision to progress selumetinib to Phase 3 in NSCLC followed the results from a randomized Phase 2 study evaluating the combination of selumetinib with docetaxel against docetaxel alone in KRAS-mutation positive NSCLC. This study demonstrated response rates of 37.2% vs 0% (p<0.0001), and a statistically significant improvement in PFS of 5.3 vs 2.1 months (HR 0.58, p<0.014).

FINANCIAL HIGHLIGHTS

Cash, cash equivalents and marketable securities were approximately $111 million and accounts receivable were approximately $39.3 million as of June 30, 2016. Accounts receivable primarily consist of receivables expected to be paid by Novartis within three months. In March 2015, binimetinib and encorafenib became wholly-owned assets of Array, which prompted changes to the classification of revenue and expenses for the programs. The new expense classifications were included in the financial results for the fourth quarter of fiscal 2015. Beginning in the first quarter of fiscal 2016, Array reports revenue from the Novartis reimbursements under its agreements with Novartis for binimetinib and encorfenib as a separate line item called "reimbursement revenue." The net earnings (or loss) per share described below are diluted net earnings (or loss) per share.

Fourth Quarter of Fiscal 2016 Compared to Third Quarter of Fiscal 2016 (Sequential Quarters Comparison)

  Revenue for the fourth quarter of fiscal 2016 was $43.2 million, compared to $43.0 million for the prior sequential quarter.
  Cost of partnered programs for the fourth quarter of fiscal 2016 was $5.4 million, compared to $5.8 million for the prior quarter.
  Research and development expense was $49.5 million, compared to $48.8 million in the prior quarter.
  Net loss for the fourth quarter was $25.0 million, or ($0.17) per share, and was $22.7 million, or ($0.16) per share in the prior quarter.  The increase in net loss was primarily due to the initiation of the BEACON CRC trial.

Fourth Quarter of Fiscal 2016 Compared to Fourth Quarter of Fiscal 2015 (Prior Year Comparison)

  Revenue for the fourth quarter of fiscal 2016 increased by $30.9 million compared to the same quarter of fiscal 2015, primarily due to reimbursement revenue from Novartis.
  Cost of partnered programs decreased by $1.5 million compared to the fourth quarter of fiscal 2015 primarily due to binimetinib development costs being presented as research and development expense instead of cost of partnered programs upon becoming wholly-owned programs.
  Research and development expense increased by $30.9 million compared to the fourth quarter of fiscal 2015 due to the change in categorization of binimetinib costs, as well as new investment in encorafenib.
  Net loss for the fourth quarter of fiscal 2016 was $25.0 million, or ($0.17) per share, and was $12.7 million, or ($0.09) per share, for the same quarter in fiscal 2015.

Full Year of Fiscal 2016 Compared to Full Year of Fiscal 2015 (Prior Year Comparison)

  Revenue was $137.9 million for the fiscal year ended June 30, 2016, compared to $51.9 million for the same period in fiscal 2015.
  Net loss for the fiscal year ended June 30, 2016, was $92.8 million, or ($0.65) per share, compared to a net income of $9.4 million, or $0.07 per share, in the comparable prior year period.
    The fiscal year ended 2015 included a one-time $80.0 million net gain on the binimetinib and encorafenib agreements.
    Net cash used in operating activities for the fiscal year ended June 30, 2016 was $70.1 million.

CONFERENCE CALL INFORMATION

Array will hold a conference call on Thursday, August 4, 2016 at 9:00 a.m. Eastern Time to discuss these results and provide an update on the progress of its key clinical development programs. Ron Squarer, Chief Executive Officer, will lead the call.

Date:	Thursday, August 4, 2016
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	55520532

Webcast, including Replay and Conference Call Slides: http://edge.media-server.com/m/p/9vx5kngz

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, including the timing of regulatory filings, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs, our future capital requirements and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks relating to the regulatory approval process for our drug candidates, which may not result in approval for our drug candidates, cause delays in development or require that we expend more resources to obtain approval than expected; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of August 4, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015

Revenue
Reimbursement revenue	$ 33,418	$ 5,680	$107,330	$ 7,020
Collaboration revenue	7,873	6,640	26,673	24,522
License and milestone revenue	1,914	-	3,876	20,367
Total revenue	43,205	12,320	137,879	51,909

Operating expenses
Cost of partnered programs	5,444	6,977	23,166	44,392
Research and development for proprietary programs	49,504	18,618	160,655	54,442
General and administrative	10,565	8,369	36,267	31,433
Total operating expenses	65,513	33,964	220,088	130,267
Gain on the Binimetinib and Encorafenib Agreements, net	-	-	-	80,010
Gain on sale of CMC, net	-	1,641	-	1,641

Loss from operations	(22,308)	(20,003)	(82,209)	3,293

Other income (expense)
Realized gain from marketable securities, net	-	9,853	-	16,255
Interest income	76	32	243	68
Interest expense	(2,782)	(2,616)	(10,874)	(10,247)
Total other expense, net	(2,706)	7,269	(10,631)	6,076

Net income (loss)	$ (25,014)	$ (12,734)	$ (92,840)	$ 9,369

Net loss per share - basic	$ (0.17)	$ (0.09)	$ (0.65)	$ 0.07
Net loss per share - diluted	$ (0.17)	$ (0.09)	$ (0.65)	$ 0.07

Weighted average shares outstanding - basic	143,473	141,393	142,964	136,679
Weighted average shares outstanding - diluted	143,473	141,393	142,964	141,692

Summary Balance Sheet Data
(in thousands)
	June 30,	June 30,
	2016	2015

Cash, cash equivalents, marketable securities and accounts receivable	$149,840	$185,129
Property, plant and equipment, gross	$ 60,297	$ 58,438
Working capital	$102,867	$148,623
Total assets	$168,898	$198,207
Long-term debt, net	$113,655	$107,280
Total stockholders' equity (deficit)	$ (37,932)	$ 42,653

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